Exhibit 99.(c)(iii)

J effe r i e s LL C Member SIPC The information provided in this document, including valuation discussions, represents the views of Jefferies Investment Banking. There is no assurance that the views expressed herein will be consistent with the views expressed by Jefferies Research or its Analysts. Nothing in this document should be understood as a promise or offer of favorable research coverage. Pr o jec t FLAME Presentation to the Special Committee January 15, 2024 / Confidential

Confidential Disclaimer i The following pages contain material provided to the Special Committee (the “Special Committee”) of the Board of Directors of Carrols (the “Company” or “Carrols”) by Jefferies LLC (“Jefferies”) in connection with Project FLAME. The information contained in this document was based solely on publicly available information and information made available to Jefferies LLC (“Jefferies”) by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors, representatives or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Any recipient of the information contained herein should seek advice from its own independent tax advisor, legal counsel and/or other advisor with respect to such matters. This presentation is confidential and may not be distributed to any other person or replicated in any form without the prior written consent of Jefferies. This document is not an offer, nor a solicitation of an offer, of the sale or purchase of securities, nor shall any securities of the Company be offered or sold, in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Member SIPC • © 2024 Jefferies LLC.

Confidential Ta b le of Contents ii Transaction Overview FLAME Overview Financial Analyses Appendix 1 4 10 18

Confidential T r ansac t ion Over view 1

Confidential

Transaction Overview

- On January 15, 2024, FLAME's Special Committee is expected to consider the sale of the Company (the "Proposed Transaction") to RBI for a purchase price of $9.55 per share in cash (the "Proposed Purchase Price")
  - Represents an implied premium of 13.4% based on FLAME's stock price of $8.42 as of January 12, 2024
- The Proposed Transaction will be financed by RBI with cash on hand

Proposed Purchase Price		**$9.55**
Diluted Shares Outstanding[(1)]		**66.642**
Implied Equity Value		**$636.4**
Plus: Debt (12/31/2023)[(2)]		433.5
Less: Cash (12/31/2023)[(2)]		(44.5)
Proposed Transaction Value		**$1,025.4**
Implied Premiums	**FLAME Stock Price**	
Premium to Current Stock Price (01/12/24)	$8.42	13.4%
(Discount) / Premium to 52-Week High	$8.58	11.3%
(Discount) / Premium to 30-Day VWAP[(3)]	$7.76	23.1%
(Discount) / Premium to 90-Day VWAP[(3)]	$7.45	28.2%
Adj. EBITDA[(4)]	**FLAME Statistic**	**TEV / EBITDA**
FY2023E	$145.4	7.1x
FY2024P	$157.4	6.5x

Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies' use by the Special Committee.

1) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non-vested common shares (2.885 million), 2023 PSUs including dividend (1.598 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.075 million), 2021 bonus RSUs (0.018 million) and stock options (0.925 million @ $7.12 strike price) per FLAME Management.
2) Debt and cash based on Q4 2023 figures provided by FLAME Management. Debt includes $290.1 million senior notes, $133.4 million term loan and $10.0 million capital leases.
3) VWAP calculated using price and volume data for the last 30 and 90 calendar days.
4) Public company EBITDA burdened by stock-based compensation and pre-opening costs.

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Confidential

Key Terms of the Merger Agreement

Proposed Transaction Summary	
Proposed Purchase Price	▪ $9.55 per share in cash
Structure:	▪ Reverse Triangular Merger; RBI will cause its subsidiary ("Merger Sub") to merge with and into the Company, with the Company surviving as an indirect subsidiary of RBI (the "Merger")
Voting Agreement:	▪ Concurrent with the signing of the Merger Agreement, Cambridge Franchise Holdings, LLC, Cambridge Franchise Partners, LLC, Alexander Sloane and Matthew Perelman would enter into a voting agreement with RBI in support of the transactions and would terminate any 10b5-1 sales plan in effect
Financing:	▪ Combination of RBI cash on hand and committed credit facilities. Obtaining debt financing will not be a condition to closing
Certain Closing Conditions:	▪ Approval of Majority of the Unaffiliated Shareholders ▪ HSR Clearance ▪ No termination of the merger agreement ▪ No financing condition
Go-Shop:	▪ 30-day go-shop that allows FLAME to solicit proposals
Outside Date:	▪ Termination date of November 30, 2024
Termination Fees:	▪ Company termination fee of 3.0% of fully diluted equity value using the $9.55 per share price (~$19.1M)(1)
Other:	▪ RBI and Company shall jointly file schedule 13E-3

Source: Draft Merger Agreement dated January 15, 2024.

1) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non-vested common shares (2.885 million), 2023 PSUs including dividend (1.598 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.075 million), 2021 bonus RSUs (0.018 million) and stock options (0.925 million @ $7.12 strike price) per FLAME Management.

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Confidential FL A ME O verview 4

Confidential $8 .42 52 - Week High $8 . 58 52 - Week Low $1 . 85 Diluted Shares Outstanding 68 . 22 Implied Equity Value (+) Total Debt ( - ) Cash & Equivalents (45) Implied Enterprise Value $963 2023E Management Adj. EBITDA 2024P Management Adj. EBITDA 2023E Consensus Adj. EBITDA $143 2024P Consensus Adj. EBITDA EV / 2023 E M a n a g e me n t Adj. EB I T D A 6 . 6 x EV / 2024 P M a n a g e me n t Adj. EB I T D A 6 . 1 x EV / 2023 E C o n s e n s u s Adj. EB I T D A 6 . 7 x T radi n g Su mm ary Current Share Price (1/12/2024) $ 0 . 0 0 $ 2 . 0 0 $ 4 . 0 0 $ 6 . 0 0 $ 8 . 0 0 $ 1 0. 00 $ 1 2. 00 J an - 19 J u l - 19 J an - 20 J u l - 20 J an - 21 J u l - 21 J an - 22 J u l - 22 J an - 23 J u l - 23 J an - 24 P rice Sources: Company filings, S&P Capital IQ as of January 12, 2024. F iv e - Y ear S t ock P r ice Pe r fo r m an ce ($Millions, except per share data) F L AME P u b l i c Market O v erv iew (1) EV / 2024 P C o n s e n s u s Adj. EB I T D A 6 . 3x 3) Reflects management estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). 1) Fully diluted shares outstanding include basic shares outstanding (54.496 million), convertible preferred stock (9.415 million), non - vested common 4) Reflects consensus estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). shares (2.744 million), performance - based restricted shares (0.600 million), performance based RSUs (0.798), time - based RSUs (0.017 million) and stock options (0.976 million @ $7.12 strike price). 2) Total debt includes $290.1M of Senior Notes, $133.4M of Term Loan B and $10.0M of Capital Leases. $145 (3) $157 (3) (4) $153 (4) $574 43 3 (2) 1/14/2024 Proposed Purchase Price: $9.55 $ 8.42 5

Confidential Indexed Share Price Performance (Last Two Years) FLAME has Outperformed Peer Indices Over the Last Two Years ( 50%) 6 ( 25%) 0% 100% 75% 50% 25% 125% 175% 150% 200% 225% (75%) J an - 22 Apr - 2 2 J u l - 22 Sources: Company filings, S&P Capital IQ and Wall Street research as of January 12, 2024. 1) Small - Cap FSR Index includes BJRI, CHUY, RRGB, STKS. 2) Small - Cap LSR Index includes LOCO, NDLS, PBPB. O ct - 22 J an - 23 Apr - 2 3 J u l - 23 O ct - 23 J an - 24 A r c o s D o r a d o s: 112% F L A ME: 194% S m a ll - C a p FS R (1) : (11%) S m a ll - C a p LS R (2) : (26%)

Confidential 5 . 0 x 10 . 0 x 15 . 0 x 20 . 0 x 25 . 0 x 30 . 0 x 35 . 0 x 40 . 0 x 0.0x J a n - 19 J u l - 19 J a n - 20 J u l - 20 J a n - 21 J u l - 21 J a n - 22 J u l - 22 J a n - 23 J u l - 23 Small - C a p L S R Small - C a p F S R RBI Arcos D o ra do s FLAME 6.1x 7.6x 14.2x 6.0x 6.5x Current 6.2x 8.3x 14.0x 6.2x 6.3x L a st 3 0 D a ys 6.1x 7.6x 13.5x 5.8x 6.5x L a st 18 0 D a ys 6.7x 7.9x 13.8x 5.6x 7.1x 1 - Year 8.4x 8.5x 13.6x 6.5x 7.3x 3 - Year 8.3x 7.8x 13.5x 6.6x 7.4x 5 - Year 8.3x 6.6x 13.2x 7.0x 7.5x Pre - COVID (be for e Mar - 20) 8.3x 8.2x 13.6x 6.4x 7.3x Post - COVID ( a f t e r F e b - 21) S m a ll - C a p FS R (1) S m a ll - C a p LS R (2) F L A ME 7.6x 6.5x 6.1x 6.0x RBI 7 Note: NTM EBITDA figures unburdened by stock - based compensation and pre - opening expenses. Source: S&P Capital IQ as of January 12, 2024 and Wall Street equity research. 1) Small - Cap FSR Index includes BJRI, CHUY, RRGB, STKS. 2) Small - Cap LSR Index includes LOCO, NDLS, PBPB. Public Market Views: FLAME EV / NTM EBITDA Multiple Over Time vs. Peers 14.2x A r c o s D o r a d o s EV / NT M EBIT D A Sin ce J an u ary 2019 COVID (Mar - 20 – Feb - 21) 45.0x

Confidential FY2024P FY2023E Price Target Recommendation Firm Date EPS Adj. EBITDA Revenue EPS Adj. EBITDA Revenue 01/10/ 24 Firm A $10 . 00 01/11/ 24 Frim B $13 . 00 $1 , 877 $1 , 930 Consensus Mean: $11 . 50 $1 , 875 $0 . 48 $1 , 937 $0 . 58 Management Estimates: N / A $1 , 871 $145 N / A $1 , 964 N / A Selected A n aly s t E s ti m ates Evolution of Analyst Recommendations Selected Wall Street Research Perspectives (Post Q4 Pre - Release) Buy 80% 80% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 20% 20% $2 . 00 $0 . 00 $4 . 00 $6 . 00 $8 . 00 $1 0 . 0 0 10 0% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% J a n - 23 F e b - 2 3 M a r - 2 3 A p r - 2 3 M a y - 2 3 J u n - 23 J u l - 23 A u g - 2 3 S e p - 2 3 O ct - 23 No v - 2 3 D e c - 2 3 J a n - 24 4 5 5 5 4 4 4 4 4 4 4 4 4 Consensus P r ic e T a r g e t $12.00 Price Target Buy/Overweight Hold/Neutral # Number of Analysts Sources: Wall Street research and Capital IQ as of January 12, 2024. 1) Reflects Pre Q4 Pre - Release estimates. 2) Reflects Analysts Estimates. EBITDA Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). 3) Reflects consensus estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). 4) Reflects management estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). Selected A n aly s t Co m m en ta r y “FLAME’S slightly positive BK traffic, with drivers ahead (marketing, operations, kiosk rollout and remodels) gives us increased confidence in the Burger King turnaround . FLAME is also benefiting from rapidly expanding margins , due to operating efficiency efforts, tamed cost inflation and Burger King's focus on being profitable. FLAME initiated a quarterly dividend, which signals confidence in its balance sheet and the BK tu rn a r o un d , i n o u r vi e w . ” - Firm A, November 2023 “We believe there are still several areas of opportunity for the Burger King brand (and [FLAME]) to benefit from cost optimization (via vendor agreements or supply chain savings as examples) over time. Looking forward, we believe there is room for additional margin accretion although would expect the improvements to be somewhat muted vs. the 610 bps upside seen 1Q23 - 3Q23 relative to the prior year… We expect benefits to materialize more so in the second half of the year with an opportunity to continue unfolding over the next two years.” - Firm B, January 2024 8 (4) (3) $143 (3) $153 $157 (4) $1,874 (1) $154 (2) $0.47 (1) $1,944 (1) $0.56 (1) $144 (2) Buy (2) $143 $152 (2) $0.49 (2) $0.59 (2)

Confidential F L AME T radi n g A cti v ity & L TM Summary LTM Cumulative Volume Below Price (%) M arket Sn ap s h ot (1) Current $8.42 20 - Day VWAP $7.94 30 - Day VWAP $7.76 60 - Day VWAP $7.68 90 - Day VWAP $7.45 180 - Day VWAP $6.95 LTM VWAP $5.88 52 - Week High $8.58 52 - Week Low $1.85 5 . 3% 9 . 2% 22.3% 13.6% 36 . 6% 57 . 1% 68 . 8% 88 . 9% 100 . 0% <$2 . 50 <$3 . 25 <$4 . 00 <$4 . 75 <$5 . 50 <$6 . 25 <$7 . 00 <$7 . 75 <$8 . 50 Volume Traded as a % of Float ( Source: S&P Capital IQ as of January 12, 2024. 1) VWAPs account for all calendar days for the LTM period ended January 12, 2024. 2) Float excludes shares owned by corporate insiders and activist investors. 449% 400% 309% 256% 164% 100% 61% 41% 2) : 24% Cu rr e n t: $8 .4 2 RBI P r o p o s a l: $9.55 9

Confidential Finan c ial Analys e s 10

Confidential Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. 11 F L AME Ma n agem e n t Pro j ectio n s At the direction of the FLAME Special Committee, Jefferies based its financial analysis on these financial projections per FLAME Management as of December 2023 Y ea r En d ing D ece m b e r 31, ($Millions) 2028P 2027P 2026P 2025P 2024P 2023E 2022A $2,328.8 $2,228.0 $2,133.2 $2,045.2 $1,963.9 $1,871.2 $1,730.4 Revenues 4.5% 4.4% 4.3% 4.1% 5.0% 8.1% - % Growth 692.5 656.9 623.4 592.3 564.8 521.1 534.2 Cost of Food & Paper 29.7% 29.5% 29.2% 29.0% 28.8% 27.9% 30.9% % of Revenue 731.7 702.0 674.2 648.6 625.3 606.0 585.2 Restaurant Labor 31.4% 31.5% 31.6% 31.7% 31.8% 32.4% 33.8% % of Revenue 449.3 433.0 417.7 403.6 381.2 368.4 343.9 Operating Expenses 19.3% 19.4% 19.6% 19.7% 19.4% 19.7% 19.9% % of Revenue 146.1 141.9 137.9 134.3 131.2 128.5 125.5 Rent Expense 6.3% 6.4% 6.5% 6.6% 6.7% 6.9% 7.3% % of Revenue $309.2 $294.3 $280.0 $266.4 $261.4 $247.1 $141.6 R e st a ur a nt EBIT D A 13.3% 13.2% 13.1% 13.0% 13.3% 13.2% 8.2% Restaurant Margin % 107.3 105.0 102.7 98.9 96.8 96.1 79.1 G&A Expenses 4.6% 4.7% 4.8% 4.8% 4.9% 5.1% 4.6% % of Revenue Adjustments 0.8 0.8 0.8 0.8 0.8 Triage Store Closures 2.3 2.2 2.2 2.1 2.0 Local Marketing (3.0) (3.0) (3.0) (3.0) (4.9) Remodel Downtime $202.0 $189.3 $177.3 $167.4 $162.5 $151.1 $62.5 Adjusted EBITDA 8.7% 8.5% 8.3% 8.2% 8.3% 8.1% 3.6% Margin % (5.0) (5.0) (5.0) (5.0) (5.0) (5.6) (4.9) Less: Stock - Based Compensation (0.5) (0.5) (0.4) (0.3) (0.1) (0.0) (0.3) Less: Pre - Opening Expenses $196.5 $183.9 $171.9 $162.1 $157.4 $145.4 $57.3 Adjusted EBITDA (net of SBC and pre - opening) 8.4% 8.3% 8.1% 7.9% 8.0% 7.8% 3.3% Margin % (77.1) (77.0) (72.3) (81.2) (85.0) (52.0) (37.2) Less: Capex 2.0 2.0 2.0 (3.0) (10.0) 6.2 (10.2) L e ss: (In c ) / D e c in NWC $121.4 $108.9 $101.6 $77.9 $62.4 $99.6 $9.8 Fr e e C a sh Fl o w

Confidential

Methodologies and Additional Information

Methodology	General Description	Comments
Analysis of Selected Publicly Traded Companies	- Estimates current market value of FLAME shares based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes	- Reviewed 8 U.S. listed public restaurant companies with similar business model or financial attributes
Discounted Cash Flow Analysis	- Estimates the value of FLAME share price based on the present value of the Company's risk-adjusted cash flow	- Terminal value calculated using perpetuity growth method - Discount rate range based on weighted average cost of capital methodology was applied to FLAME's projected unlevered cash flows
Additional Information (For Reference Only)		
Analysis of Selected Transactions	- Estimates value of FLAME share price based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes	- Reviewed 19 acquisitions of franchisee companies with publicly disclosed and undisclosed transaction valuation data - Excluded non-franchisee restaurant companies with brand ownership (e.g., franchisor or company-operated stores) - Included for informational purposes only because of a lack of publicly available information regarding the selected transactions
Premiums Paid	- A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies	- Reviewed 294 all-cash transactions across all industries, excluding financial targets, with transaction equity values between $500M and $2.0B and 20 all-cash restaurant transactions involving U.S. domiciled and listed publicly traded targets closed since January 1, 2012

Note: Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies.

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Confidential Metrics Methodology Fi n ancial A naly s es Summary 2024 Adjusted EBITDA Multiple (1) Fo r I n f o rm a ti ona l P u r po s e s O n ly D i s c o un t e d C a s h F l o w A n a l y s i s Perpetuity Growth Method ▪ 6.0x – 7.0x 2024 Adjusted EBITDA of $157.4M (2) ▪ Discount rate of 11.0% - 13.0% and perpetuity growth rate of 2.5% - 3.5% Selected Public Companies Analysis 2023 Adjusted EBITDA Multiple (1) Note: Share prices on chart rounded to the nearest 5 cents. Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. 1) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non - vested common shares (2.885 million), 2023 PSUs including dividend (1.598 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.075 million), 2021 bonus RSUs (0.018 million) and stock options (0.925 million @ $7.12 strike price) per FLAME Management. 2) Adjusted EBITDA is net of stock - based compensation and pre - opening costs. ▪ 6.25x – 7.25x 2023 Adjusted EBITDA of $145.4M (2) 2023 Adjusted EBITDA of $145.4M (2) 2024 Adjusted EBITDA of $157.4M (2) Implied Enterprise Value / 9.1x 8.2x 7.3x 6.3x 5.4x 8.4x 7.6x 6.7x 5.9x 5.0x P r o p o s e d P ur c h a s e P r i c e : $9.55 $6.10 $8.35 $7.80 5.5x – 7.75x 2023 Adjusted EBITDA of $145.4M (2) Based on disclosed and undisclosed ▪ ▪ $11.05 $6.20 Selected Transactions Analysis Selected LSR Franchisee Transactions transaction multiples Historical Premiums Paid Analysis 25 th - 75 th Percentile 1 - day premiums of all industries @ 18 . 8% - 53 . 0 % to share price as of 1 / 12 / 24 ▪ $12.90 $10.00 All Industries (1 - Day) 25 th - 75 th Percentile 30 - day premiums of all industries @ 23.7% - 59.1% to share price as of 12/14/23 ▪ $12.45 $9.70 All Industries (30 - Day) 25 th - 75 th Percentile 1 - day premiums of restaurants @ 17.2% - 35.3% to share price as of 1/12/24 ▪ $11.40 $9.85 Restaurants (1 - Day) 25 th - 75 th Percentile 30 - day premiums of restaurants @ 16.1% - 35.0% to ▪ $10.60 $9.10 Restaurants (30 - Day) share price as of 12/14/23 $10.35 $10.70 $10.00 $4 . 0 0 $6 . 0 0 $8 . 0 0 $1 0 . 00 $1 2 . 00 $1 4 . 00 $1 6 . 00 13

Confidential EV / 2024P Ad j. EBIT D A 6. 7 x 6. 6x 6. 5 x 1 5 . 5 x 6. 6 x 5 . 3 x 8. 9 x 8 . 5 x 6. 4 x 4. 4 x 1 6 . 5 x 4. 4 x 1 5 . 7 x 31.7x Analysis of Selected Public Companies – Forward EBITDA Valuation 6. 3 x 6. 1 x 5. 8 x 1 4 . 0 x 6 . 7 x 8. 7 x 7. 3 x 1 4 . 7 x 1 4 . 7 x 23.7x Sm a l l - C a p L SR M e d i a n : 6 . 7x Sm a l l - C a p FSR M e d i a n : 6 . 0x Pu b lic F r a n c h i s ee s (U.S. Listed) ‘2 4P Ad j. EBITDA: ’23E – ’2 4P Ad j. EBIT DA Gr o wth : R e f e r en c e ( N o n - U . S. Li s t e d ) M e d i a n : 14 . 7x R e f e r en c e : R B I 4.0x 4.2x 4.7x 4.5x (ASX:DMP) FLAME Management FLA M E C o n se n s u s $2,67 4 $1,016 $276 $175 $77 $48 $113 $60 $40 $53 $27 $512 $157 $153 7.3% 11.0% 12.0% 33.6% 4.9% 34.5% 17.6% 2.3% 17.9% (1.5%) 10.8% 12.4% 8.3% 6.9% Sm a l l - C a p L SR M e d i a n : 6 . 6x Sm a l l - C a p FSR Median: 7.5x Pu b lic F r a n c h i s ee s (U.S. Listed) R e f e r en c e ( N o n - U . S. Li s t e d ) M e d i a n : 16 . 5x R e f e r en c e : R B I ($Millions) EV / 2 023E Ad j. EBIT D A Sources: Company filings, Wall Street research and S&P Capital IQ as of January 12, 2024. Note: Adjusted EBITDA figures reflects consensus estimates. Burdened by stock - based compensation and pre - opening costs. 14 (ASX:DMP) Management Consensus $39,244 $4,052 $4,059 $4,157 $322 $229 $817 $518 $180 $354 $381 $2,955 $963 $963 Ent e rprise V a lu e : $2,494 $915 $247 $131 $73 $36 $96 $58 $34 $54 $25 $455 $145 $143 ’23E Adj. EBITDA: FLA M E FLA M E

Confidential ’2 3 E – ’2 4 P P rojected G ro w th 2 0 2 3 E Size and Scale Adj. EBITDA Gr o wth RL EBITDA Gr o wth R e v e nue Gr o wth Unit Gr o wth Adj. EBITDA Ma r g in RL EBITDA Ma r g in Adj. EBITDA RL EBITDA T o t a l R e v e nue S ys t em wide U nits (% Fr a n c his e d) Analysis of Selected Public Companies – Scale and Growth Benchmarking ($Millions) 2,350 50 $4,350 $300 $250 $50 $475 $20 20.0% 10.0% 15.0% 5.0% 15.0% 0.0% 25.0% (5. 0% ) 40.0% 0.0% 35.0% (5. 0% ) (0% ) 2,322 (100% ) FLAME 1,079 (100% ) 514 (18%) 490 (38%) 474 (20%) 431 (13%) 217 (0%) 101 (0%) 68 $4,311 FLAME $1,875 $1,339 $1,301 $505 $490 $467 $462 $340 FLAME $242 $171 $145 $81 $74 $66 $63 $52 NA $455 FLAME $143 $96 $73 $58 $54 $36 $34 $25 12.6% 11.6% 10.6% 10.6% FLAME 7.6% 7.1% 6.8% 5.6% 5.0% 21.4% 6.2% 5.3% 4.5% 4.3% FLAME 3.0% 0.6% (1.6%) (2.7%) 19.5% 16.0% 16.0% 15.7% 13.8% 13.4% 13.2% FLAME 12.9% NA 14.7% 8.4% 6.9% 3.4% 2.0% 1.8% 1.0% FLAME 0.6% 0.6% 16.4% 12.9% 12.4% 6.2% 3.2% 2.8% 1.1% FLAME 0.8% NA 34.5% 17.9% 17.6% 12.4% 10.8% FLAME 6.9% 4.9% 2.3% (1.5%) Sources: Company filings, Wall Street research and S&P Capital IQ as of January 12, 2024. Note: Adjusted EBITDA figures reflects consensus estimates. Burdened by stock - based compensation and pre - opening costs. 15

Confidential

Discounted Cash Flow Analysis

($Millions)	2024P	2025P	2026P	2027P	2028P	Normalized Terminal Year
	Year Ending December 31,					
Revenue	**$1,963.9**	**$2,045.2**	**$2,133.2**	**$2,228.0**	**$2,328.8**	**$2,328.8**
Adjusted EBITDA	**$162.5**	**$167.4**	**$177.3**	**$189.3**	**$202.0**	**$202.0**
Less: Stock-based Compensation	(5.0)	(5.0)	(5.0)	(5.0)	(5.0)	(5.0)
Less: Pre-Opening Expenses	(0.1)	(0.3)	(0.4)	(0.5)	(0.5)	(0.5)
Adjusted EBITDA (net of SBC)	**$157.4**	**$162.1**	**$171.9**	**$183.9**	**$196.5**	**$196.5**
Less: D&A[1]	(75.0)	(79.0)	(82.2)	(85.4)	(88.9)	(77.1)
EBIT	**$82.4**	**$83.1**	**$89.7**	**$98.5**	**$107.6**	**$119.4**
Less: Taxes[2]	(21.0)	(21.2)	(22.9)	(25.1)	(27.4)	(30.4)
Net Operating Profit After Tax (NOPAT)	**$61.4**	**$61.9**	**$66.9**	**$73.4**	**$80.2**	**$88.9**
Plus: D&A	75.0	79.0	82.2	85.4	88.9	77.1
Less: NWC (Increase) / Decrease	(10.0)	(3.0)	2.0	2.0	2.0	2.0
Unlevered CFO	**$126.4**	**$137.9**	**$151.1**	**$160.8**	**$171.1**	**$168.1**
Less: Capex	(85.0)	(81.2)	(72.3)	(77.0)	(77.1)	(77.1)
Unlevered FCF	**$41.4**	**$56.7**	**$78.8**	**$83.8**	**$93.9**	**$90.9**
Present Value of Unlevered FCF	**$39.1**	**$47.8**	**$59.3**	**$56.3**	**$56.4**	
Terminal Value at 3.0% Growth Rate						**$1,101**
Present Value of Terminal Value[3]						**$625**
Sum of PV of Unlevered FCF						$259
Sum of PV of NOLs						$30
Total Enterprise Value						**$914**
Less: Net Debt (Q4, 2023)						(389)
Equity Value						**$525**
FDSO[4]						66.498
Implied Price Per Share (rounded to the nearest 5 cents)						**$7.90**

Implied Price Per Share			
Perpetuity	Discount Rate		
Growth	11.0%	12.0%	13.0%
2.5%	$8.90	$7.35	$6.10
3.0%	$9.60	$7.90	$6.55
3.5%	$10.35	$8.50	$7.00

Implied Terminal EBITDA Multiple[5]			
Perpetuity	Discount Rate		
Growth	11.0%	12.0%	13.0%
2.5%	5.9x	5.3x	4.8x
3.0%	6.3x	5.6x	5.1x
3.5%	6.7x	6.0x	5.4x

Implied Price Per Share @ 3.0% Perpetuity Growth			
Annual Outperformance /	Discount Rate		
Implied Adj. 2024P EBITDA	11.0%	12.0%	13.0%
0.0% / $162.5 (Base Case)	$9.60	$7.90	$6.55
+7.7% / $175.0	$10.15	$8.45	$7.10
+18.7% / $192.9	$11.00	$9.30	$7.90

Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies' use by the Special Committee. Note: Share prices in sensitivity table are rounded to nearest $0.05. DCF assumes valuation as of December 31, 2023.

1) Depreciation & amortization is equal to capex in the terminal year.
2) Based on effective tax rate of 25.5% per Company Management. This does not reflect benefit from NOLs.
3) Based on illustrative perpetuity growth rate of 3%. Based on illustrative discount rate of 12%. Assumes mid-year convention.
4) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non-vested common shares (2.885 million), 2023 PSUs including dividend (1.598 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.075 million), 2021 bonus RSUs (0.018 million) and stock options (0.925 million @ $7.12 strike price) per FLAME Management.
5) Based on EBITDA net of SBC and pre-opening expenses.

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Confidential Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. Federal and state tax rates per FLAME Management. (1) WOTC credit usage in any given year can not exceed the excess of the tax liability less 25% of the tax liability in excess of $25,000. (2) Reflects expiry of all unused state NOLs in final year of carryforward period for all states. (3) Cost of equity calculated using FLAME unlevered beta and the size premium of FLAME per Duff & Phelps Cost of Capital Navigator. Key Poin t s  Financial data per FLAME Management as of December 2023  Il l u st r a ti ve 3. 0% lon g - te rm gr o w th r a te applied to 2029P – 2042P pre - tax income  Star ti n g N O L s ( a s of 1 2/ 3 1 / 2 0 2 2 ) p er FLA M E M a n a g e m e n t: — $ 125 . 9 million in federal NOLs subject to a m a xim u m u sa g e of 8 0 % o f ta x a b l e incom e f r om 2 0 24 onw a rd — $43.9 million in WOTC credits subject to a m a xim u m u sa g e of ~ 7 5% o f the tax liability (1) — $550.5 million in state NOLs in 22 states with operations  2 1 . 0% fe d er a l tax r a te  State tax rate of 5.35% based on aggregate state taxes in 2022 Ill u strati v e N O L Analys is ($ in millions, except per share data) Y ea r Ending D e ce m b e r 31, '29P - '42P 2028P 2027P 2026P 2025P 2024P 2023E $1,580.7 $89.8 $80.7 $71.3 $61.5 $59.8 $43.7 FLAME Pre - Tax Income - - - - $34.4 $82.2 $125.9 Beg. Federal NOL Balance - - - - (34.4) (47.8) (43.7) F e d e r a l NOL G a in / (U s e d) - - - - - 34.4 82.2 End Federal NOL Balance - - - - $34.4 $47.8 $43.7 Federal NOLs Used 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% Tax Rate $0.0 $0.0 $0.0 $0.0 $7.2 $10.0 $9.2 CF I m p ac t o f F e d e r a l NOLs $1,580.7 $89.8 $80.7 $71.3 $27.1 $12.0 - Remaining Taxable Income after Federal NOLs Used - - - $14.5 $34.9 $43.9 $43.9 Beg. WOTC Credit Balance - - - (14.5) (20.4) (9.0) - W OTC Cr e dit G a in / (U s e d) - - - - 14.5 34.9 43.9 End WOTC Credit Balance - - - $14.5 $20.4 $9.0 - WOTC Credits Used 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% Tax Rate $0.0 $0.0 $0.0 $3.0 $4.3 $1.9 - CF I m p ac t o f W OTC Cr e dits $268.6 $275.3 $388.7 $421.5 $463.6 $512.0 $550.5 Beg. State NOL Balance (106.1) (6.7) (25.6) (32.8) (42.0) (48.4) (38.5) St a te NOL G a in / (U s e d) (162.5) - (87.9) - - - - State NOL Expiration (2) - 268.6 275.3 388.7 421.5 463.6 512.0 End State NOL Balance $5.7 $0.4 $1.4 $1.8 $2.2 $2.6 $2.1 CF I m p ac t o f St a te NOLs $5.7 $0.4 $1.4 $4.8 $13.8 $14.5 T o t a l C as h Fl o w I m p ac t 4.5 3.5 2.5 1.5 0.5 Discount Period 52.3% 60.4% 69.8% 80.6% 93.0% Discount Rate $1.1 $0.2 $0.8 $3.4 $11.1 $13.5 PV o f T o t a l NOLs Co s t o f E q uity (3) Present Value of Total NOLs 15.5% $30.1 17

Confidential Appendix 18

Confidential

Analysis of Selected Franchisee Restaurant M&A Transactions (For Reference Only)

Franchisee transaction multiples have generally ranged from 5x to 10x – based on scale, brands and performance metrics (e.g., restaurant level economics)

Acquiror	Target	Date	EV / LTM Adj. EBITDA
Brentwood & Sixth Street	Far West Services	Nov-23	Undisclosed
Southpaw	Taco Bell Franchisee	Jun-23	Undisclosed
Undisclosed	Leading LSR Franchisee	Feb-23	Undisclosed
McDonald's	Caspers Company	Jul-22	Undisclosed
Fresh Dining Concepts	Auntie Anne's	Mar-22	Undisclosed
Orangewood	Pacific Bells	Sep-21	Undisclosed
Mubadala	K-MAC Enterprises	Jun-21	Undisclosed
Flynn Restaurant Group	NPC	Mar-21	Undisclosed
The Halifax Group	PJ United	Dec-20	Undisclosed
Restaurant Brands New Zealand	Great American Chicken Corp	Sep-20	Undisclosed
Triton Pacific	Tasty Restaurant Group	Dec-19	Undisclosed
Bessemer Investors	Kormex Foods	Sep-19	Undisclosed
Carrols Restaurant Group	Cambridge Franchise Holdings (Popeyes and Burger King Franchisee)	Feb-19	Undisclosed
Flynn Restaurant Group	U.S. Beef Corp. (Arby's Franchisee)	Dec-18	Undisclosed
ICV Partners	Diversified Restaurant Holdings	Nov-18	7.3x
Pritzker Group	KBP Foods	Mar-18	Undisclosed
DRG Southeast	NPC International (Olympus Partners)	Jan-18	Undisclosed
GPS Hospitality	Strategic Restaurants Acquisition Corp	Dec-16	Undisclosed
Lee Equity	Taco Bell & KFC Franchisee (K-MAC Enterprises)	Dec-16	Undisclosed
Restaurant Brands International	FLAME	Jan-24	7.1x [(1)]

Sources: Company filings, MergerMarket, Moody's, S&P Capital IQ, online news estimates.
Note: "Undisclosed" multiples includes known multiples not publicly disclosed.
1) Represents a purchase price of $1,025M and 2023 management Adj. EBITDA of $145.4M.

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Confidential Ill u strati v e M&A Premiums Paid Analy s is ( F or Refere n ce O n l y ) U.S. M&A All - Cash Transactions, Closed Since January 1, 2013 S o urc e : Re f initiv as o f J anua r y 12, 2024. N ot e : Share p r ic e s are r o und e d to n ear e s t $0.05. 1) Data represents 294 all - cash transactions with Implied Equity Values of $500M to $2.0B involving U.S. domiciled and publicly listed traded targets. Excludes financial firms. 2) Data represents 20 all - cash restaurant transactions involving U.S. domiciled and publicly listed traded targets. 3) 1 - Day implied price based on premiums applied to share price as of close on January 12, 2024. 30 - Day implied price based on premiums applied to share price as of close on December 14, 2023. 30 - Day 1 - Day 30 - Day 1 - Day $10.60 $11.40 $12.45 $12.90 $ 9 . 8 5 $10.55 $10.75 $11.00 $9.10 $9.85 $9.70 $10.00 M edi a n – Al l I n d u s t r i e s (1) M edi a n – Res t au r an t T r an s ac t i o n s (2) 75 th P erce n til e Implied F LAME p rice p er s h are (3) 25 th P erce n til e 1 - D ay P rem i u m 30 - D ay P rem i u m 25% 26% 30% 20 37%

Confidential

Selected Restaurant Premiums Paid (For Reference Only)

U.S. Restaurant M&A All-Cash Transactions, Closed Since January 1, 2013

Date Announced	Target Name	Acquiror Name	TEV ($M)	1 Day Premium	30 Day Premium
1/14/2024	FLAME	Proposed Transaction	$1,025	13.4%	21.8%
8/7/2023	Fiesta Restaurant Group	Authentic Restaurant Brands	231	8.1%	7.2%
5/3/2023	Ruth's Hospitality Group	Darden Restaurants	700	34.1%	33.6%
12/6/2021	Del Taco Restaurants	Jack in the Box	575	66.1%	45.8%
7/2/2021	J Alexanders Holdings	SPB Hospitality	211	32.0%	24.0%
1/6/2020	Habit Restaurants	Yum! Brands	371	33.2%	29.0%
6/24/2019	Del Frisco's Restaurant Group	Harlan Parent	650	18.9%	15.3%
9/25/2018	Sonic Corp	Inspire Brands	1,588	18.8%	28.7%
8/17/2018	Zoe's Kitchen	Cava Group	250	33.4%	23.1%
8/2/2018	Jamba	Focus Brands	203	17.2%	17.5%
2/20/2018	Fogo De Chao	Rhone Capital	456	25.5%	12.5%
9/19/2017	Bob Evans Farms	Post Holdings	1,541	5.6%	15.1%
2/21/2017	Popeyes Louisiana Kitchen	Restaurant Brands International	1,651	19.6%	27.7%
5/9/2016	Krispy Kreme Doughnuts	JAB Beech	1,309	24.6%	33.3%
3/14/2016	Fresh Market	Apollo Global Management	1,341	17.3%	20.1%
6/4/2015	Biglari Holdings	Lion Fund II	242	13.6%	15.6%
9/29/2014	Einstein Noah Restaurant Group	Investor Group	376	51.2%	42.3%
9/8/2014	Annies	General Mills	816	35.7%	59.1%
8/11/2014	Chiquita Brands International	Investor Group	681	44.1%	35.5%
2/5/2014	Green Mountain Coffee Roasters	Coca-Cola	832	62.7%	61.8%
1/16/2014	CEC Entertainment	Apollo Global Management	948	11.5%	23.7%
			75th Percentile	**35.3%**	**35.0%**
			Median	**25.0%**	**25.8%**
			25th Percentile	**17.2%**	**16.1%**

Source: Refinitiv as of January 12, 2024. Represents all-cash transactions with Implied Equity Values of $200M to $2.0B involving restaurant U.S. domiciled and publicly listed traded targets

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Confidential

FLAME Weighted Average Cost of Capital

Selected Companies

Company Name	Total Net Debt	Total Cap.	D / E Ratio	Net Debt / Total Cap.	Tax Rate	Beta[1]	Unlevered Beta	Adjusted Lev. Beta
Arcos Dorados Holdings Inc.	$458	$2,955	18.4%	15.5%	25.0%	1.10	0.97	1.10
Jubilant FoodWorks Limited	(24)	4,157	(0.6%)	(0.6%)	30.0%	0.83	0.83	0.94
Alsea, S.A.B. de C.V.	1,042	4,063	35.2%	25.7%	30.0%	1.15	0.92	1.04
Domino's Pizza Enterprises Limited	550	4,059	15.7%	13.5%	30.0%	0.98	0.88	1.00
Mean - Public Franchises	**$506**	**$3,809**	**17.1%**	**13.5%**	**28.8%**	**1.02**	**0.90**	**1.02**
Median - Public Franchises	**$504**	**$4,061**	**17.0%**	**14.5%**	**30.0%**	**1.04**	**0.90**	**1.02**
El Pollo Loco Holdings, Inc.	$68	$354	23.7%	19.1%	29.8%	1.07	0.92	1.03
Potbelly Corporation	(7)	381	(1.8%)	(1.8%)	30.5%	1.29	1.31	1.47
Noodles & Company	63	180	53.6%	34.9%	25.4%	1.55	1.10	1.26
Mean - Small Cap LSR	**$41**	**$305**	**25.2%**	**17.4%**	**28.6%**	**1.30**	**1.11**	**1.25**
Median - Small Cap LSR	**$63**	**$354**	**23.7%**	**19.1%**	**29.8%**	**1.29**	**1.10**	**1.26**
Mean - All Comps	**$307**	**$2,307**	**20.6%**	**15.2%**	**28.7%**	**1.14**	**0.99**	**1.12**
Median - All Comps	**$68**	**$2,955**	**18.4%**	**15.5%**	**30.0%**	**1.10**	**0.92**	**1.04**
FLAME	**$389**	**$963**	**67.7%**	**40.4%**	**25.5%**	**1.69**	**1.13**	**1.69**

WACC Assumptions

	Flame	Selected Peers	Illustrative Range	
Risk-Free Rate (Rf)[2]	4.3%	4.3%	4.3%	4.3%
Unlevered Beta	1.13	0.92	0.95	1.15
Debt / Equity Ratio	67.7%	18.3%	66.7%	25.0%
Adj. Levered Beta[3]	1.67	1.04	1.40	1.36
Market Risk Premium (Rm)[4]	7.2%	7.2%	7.2%	7.2%
Size Premium (Rs)[5]	1.2%	1.2%	1.2%	1.2%
Tax Rate[6]	28.3%	30.0%	28.3%	28.3%
Pre-Tax Cost of Debt (Kd)[7]	5.7%	5.7%	5.7%	5.7%
Illustrative After-tax Cost of Debt	4.1%	4.0%	4.1%	4.1%
Illustrative Net Debt / Total Capital[8]	40.4%	15.5%	40.0%	20.0%

WACC Calculation

	Flame	Selected Peers	Illustrative Range	
Unlevered Beta	1.13	0.92	0.95	1.15
Adj. Levered Beta	1.67	1.04	1.40	1.36
Multiplied by: Market Risk Premium (Rm)	7.2%	7.2%	7.2%	7.2%
Adjusted Equity Risk Premium	**12.0%**	**7.5%**	**10.1%**	**9.7%**
Plus: Risk-Free Rate (Rf)	4.3%	4.3%	4.3%	4.3%
Plus: Size Premium (Rs)	1.2%	1.2%	1.2%	1.2%
Cost of Equity (Ke)	**17.5%**	**13.0%**	**15.6%**	**15.2%**
Multiplied by: E / (D+E)	59.6%	84.5%	60.0%	80.0%
Cost of Equity Portion	**10.4%**	**10.9%**	**9.3%**	**12.2%**
After-Tax Cost of Debt	4.1%	4.0%	4.1%	4.1%
Multiplied by: D / (D + E)	40.4%	15.5%	40.0%	20.0%
Cost of Debt Portion	**1.7%**	**0.6%**	**1.6%**	**0.8%**
WACC	**12.1%**	**11.6%**	**11.0%**	**13.0%**

Source: Public filings, Wall Street equity research, Kroll, Bloomberg.
Note: Market data as of January 12, 2023.

1) 5-year weekly adjusted betas sourced from Bloomberg as of January 12, 2024.
2) Spot rate for 20-Year US Treasury Yield as of January 12, 2024.
3) Adjusted for FLAME debt / capital ratio and median debt / capital ratio for selected comparable companies.
4) Represents long-horizon expected equity risk premium per Kroll Cost of Capital Navigator.
5) Size premium based on 8th decile for market capitalizations from Kroll Cost of Capital Navigator.
6) FLAME tax rate (calculated as the sum of US Federal and State statutory tax rates). Median marginal tax rate used for selected comparative companies.
7) Based on current weighted average yield of FLAME's existing debt per 2023 Q3 10-Q.
8) FLAME debt / capital ratio and median debt / capital ratio for selected comparative companies.

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Confidential

Selected Changes Since Special Committee Presentation on January 11, 2024 ("Prior Presentation")

Topic	Summary Changes
Share Count	▪ Increase in fully diluted shares outstanding of ~808k per FLAME Management
Q4 Cash	▪ Decrease in Q4 2023 cash by $0.5 million per FLAME Management

23

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